Exhibit 99.1

Sono-Tek Announces Preliminary Third Quarter Results and Fourth Quarter Guidance

(December 19, 2017 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced preliminary sales of $2,982,000 for the three months ended November 30, 2017, compared to sales of $2,599,000 for the prior year period, an increase of $383,000 or 15%. During fiscal year 2018, the Company has had a continuing upward trend in sales, in both quarter to quarter and quarter versus the previous year’s quarter. Based on current backlog, shipments, and proposals, the Company is expecting another increase for the fourth quarter of its current fiscal year (December - February 2018) compared to last year.

The Company is expected to report “income before taxes” of approximately $238,000 for the three months ended November 30, 2017 as compared to $62,000 for the prior year period, an increase of $176,000 or 284%. The Company’s “income before taxes” for the three and nine months ended November 30, 2017 will be finalized in January 2018.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “This fiscal year has been one of increasing revenues and income, both compared to last fiscal year and to each preceding quarter. Last year we experienced a slowdown in orders as our customers seemed to take a “wait and see” attitude regarding the political and business climate in the US. Overseas customers also slowed down their purchases, perhaps affected by the US economic climate or forces in their own regions. All that seemed to turn around with the new year, as it became clear that deregulation and tax reform were major priorities here at home. Whatever the reason, our sales began to increase, and with it our income as well. The organic growth has been gratifying, since we have focused on new product development for the past several years, and that has been adding to our top line.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, the completion of the financial and accounting review of the quarter ended November 30, 2017; general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations and the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of order backlog and consummation of order proposals; continued sales strength and stability of domestic and overseas markets; and the ability to achieve increased sales volume and income before taxes at projected levels. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.